Exhibit 99.1

Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE
	Investor Relations Contact:	Media Contact:
Bowne	John J. Walker	Pamela Blum
	SVP & Chief Financial Officer	Director of Corporate Communications
	212-658-5804	212-658-5884
	john.walker@bowne.com	pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS 2008 RESULTS
•	2009 Business Outlook Announced

•	Update on Revolving Credit Facility
NEW YORK, March 18, 2009— Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced its fourth quarter and full year operating results.
Bowne also announced that it is in discussions with its bank group for the amendment and extension of its $150 million senior revolving credit facility, and expects to close on the credit facility extension in the near future. The Company has support from its bank group and is in the final stages of contract negotiations. Its existing credit facility expires May 2010.
Revenue was $156.9 million in the fourth quarter of 2008 compared to $194.7 million in the fourth quarter of 2007, a decline of $37.8 million, or 19%.  In the fourth quarter of 2008, the Company generated gross profit of $42.0 million, with a 27% gross margin contribution, compared to $73.9 million and a 38% gross margin contribution in the prior year period. Segment loss was ($2.2) million compared to segment profit of $6.2 million in the fourth quarter of 2007. Loss from continuing operations was ($15.5) million, or ($0.56) per diluted share, compared to income of $0.4 million, or $0.01 per diluted share, in the fourth quarter of 2007.
For the year ended December 31, 2008, revenue was $766.6 million, down 10% from $850.6 million reported for the prior year. Gross profit in 2008 was $241.6 million, with a 32% gross margin contribution, compared to $319.4 million and a 38% gross margin contribution in the comparable prior year period. Segment profit was $33.2 million for the full year 2008, compared to $77.3 million in the comparable 2007 period.  Segment profit margin for the full year 2008 was 4%, compared to 9% in the same period in 2007. Loss from continuing operations was ($28.9) million, or ($1.05) per diluted share for the year ended December 31, 2008, compared to income of $27.3 million, or $0.90 per diluted share, in the comparable 2007 period.
Pro forma loss from continuing operations totaled ($11.2) million in the fourth quarter of 2008 and ($6.1) million for the 2008 full year period, compared to income of $2.1 million and $31.7 million, respectively, in the comparable prior year periods. This resulted in pro forma diluted loss per share of ($0.40) in the fourth quarter of 2008 and ($0.22) for the 2008 full year period, compared to diluted earnings per share of $0.08 and $1.03, respectively, in the comparable 2007 periods. (See page 9, Pro Forma Supplemental Income Information, for a reconciliation between the non-GAAP financial measures and the Company’s Condensed Consolidated Statements of Operations.)
“Activity in the capital markets remains at its lowest level since the mid 1990s. During the past three years we’ve taken proactive steps to streamline our operating environment, including a 25% reduction in our workforce over the past 12 months. These actions will result in incremental cost savings in 2009 of $55 million,” said Dave Shea, Chairman and Chief Executive Officer. “In this very challenging
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environment, we’re pleased that we have support from our bank group to amend and extend our revolving credit facility and expect to close shortly. We’re confident that the initiatives we’ve implemented, combined with our ongoing focus on improving the efficiency and flexibility of our operating model, as well as bringing new products and services to the market, positions us as a stronger company.”
Additional comments on the operating results in the fourth quarter and full year of 2008, as well as the 2009 annual guidance, are provided below.
Revenue:
Capital markets services revenue was $44.7 million in the fourth quarter of 2008, which is $44.8 million, or 50%, lower than the comparable 2007 period. For the year ended December 31, 2008, capital markets services revenue was $203.5 million, which is $110.2 million, or 35%, lower than 2007. Revenue for both periods of time continues to be impacted by the decline in overall capital markets activity. Specifically, IPO activity declined 97% for the quarter and 78% year-to-date. The number of market-wide priced IPOs decreased from 264 in 2007 to 59 in 2008, with only one priced IPO occurring during the fourth quarter of 2008. The decline in the Company’s capital markets services revenue was partially offset by an increase in revenue from Bowne Virtual Dataroom™ (VDR). VDR revenue, which is now reported as part of capital markets services revenue, increased 26% for the quarter and 49% year-to-date.
Shareholder reporting services revenue, which includes compliance reporting, investment management services and translations services revenue, was $61.1 million and $361.6 million for the 2008 fourth quarter and year-to-date periods, an increase of 9% for the quarter and no change for the full year compared to the comparable 2007 periods, respectively. For the fourth quarter and year-to-date periods, compliance reporting revenue decreased approximately 7% and 8%, investment management services revenue increased 28% and 8%, and translations services revenue decreased 8% for the quarter and increased 16% year-to-date.  Compliance reporting revenue in 2007 benefited from new SEC regulations regarding executive compensation proxy disclosures and revenue from special notice and proxy filings in 2007 that did not recur in 2008. The increase in revenue from investment management services is primarily the result of revenue gained through the acquisition of GCom2 Solutions, Inc. (“GCom”) and Capital Systems, Inc. (“Capital”).
Marketing communications services revenue increased $5.4 million, or 15%, to $42.1 million during the fourth quarter of 2008, and increased $35.9 million, or 27%, to $166.7 million during the full year 2008.  The increase in revenue is due to the acquisitions of the digital print division of Rapid Solutions Group (“RSG”), Alliance Data Mail Services (“Alliance”), and GCom.
Acquisition activity and integration of acquired businesses: The Company has made substantial progress in the integration of its latest acquisitions of Alliance, acquired in November 2007; GCom, acquired in February 2008; RSG, acquired in April 2008; and Capital, acquired in July 2008. During 2008 the Company closed five of the acquired digital print facilities, migrating client work to existing Bowne digital print facilities, and in the process, eliminated 400 positions that were redundant. These proactive initiatives were part of the Company’s plan to achieve synergies upon the integration of these acquired businesses.
Together, these acquisitions contributed approximately $25.1 million in revenue during the fourth quarter and approximately $80.6 million during the full year 2008. Growing Bowne’s non-transactional recurring revenue stream has been an ongoing strategic goal during the past several years and the revenue contributions from the acquisitions of RSG, Alliance and GCom will continue to support that objective.
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Segment Profit:  The Company had a segment loss of ($2.2) million in the fourth quarter and segment profit of $33.2 million year to-date, compared to segment profit of $6.2 million and $77.3 million in the comparable prior year periods. The decline in capital markets services revenue is the primary driver of the reduction in segment profit in the fourth quarter and full year 2008.
Cost Reduction Initiatives:  The Company continues to be proactive in reducing its fixed costs and consolidating operations, which has positioned the Company to respond to these changing economic conditions and to compete more effectively when the markets strengthen.
During 2008 the Company reduced its core workforce (excluding acquisitions) by approximately 700 positions, and in January 2009, the Company further reduced its workforce by an additional 200 positions; in total, headcount was reduced by 25%. These reductions included a broad range of enterprise-wide functions and demonstrate the Company’s continued focus on improving its cost structure and realizing operating efficiencies. These efficiencies are made possible by a combination of technology and process improvements and have helped the Company implement a more variable cost structure.
In addition, given the current economic environment, the Company continues to evaluate its cost structure and has implemented several other initiatives effective January 1, 2009, including: a suspension of the Company’s match to the 401(k) Savings Plan, the elimination of normal merit increases in 2009, and additional measures to reduce our travel and marketing spending.
The impact of the above referenced cost reduction initiatives is expected to result in annualized cost savings of $70 million. In 2008 we realized approximately $15 million in cost savings from these initiatives. In 2009 we expect that these initiatives will result in incremental cost savings estimated at $55 million.
Balance Sheet and Cash Flow:  The Balance Sheet at December 31, 2008 includes $11.7 million in cash and marketable securities, which is $92.0 million lower than the prior year-end.  This decline reflects a decrease in operating income; the utilization of cash for the acquisitions of GCom, RSG, and Capital; the funding of the exercise of the put options on the Company’s Convertible Subordinated Debentures (“the Notes”); and cash used in restructuring, integration and capital expenditure activities.
Average days sales outstanding was 70 days for the year ended December 31, 2008 and 68 days for the comparable period in 2007.  Work-in-process inventory was $17.9 million at December 31, 2008 compared to $16.7 million at December 31, 2007.
As of December 31, 2008 the Company had $79.5 million outstanding under its $150 million five-year senior, unsecured revolving credit facility and $8.3 million outstanding under the Notes. The Company remains in compliance with its existing credit facility, which is in place until May 2010. The Company is in discussions with the members of its bank group to amend and extend its existing revolving credit facility. Such amendment and extension is expected to be completed in the near future.
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Business Outlook:
The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

(in millions)	2008 Actual	2009 Outlook
Revenue:
Transactional	$189.7	$120 to $175
Total	$766.6	$700 to $770
Segment Profit (1)	$33.2	$40 to $60

(1)	Excludes restructuring, integration and asset impairment charges.
Bowne & Co., Inc. will hold its earnings conference call to review its 2008 results on Thursday, March 19, 2009, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-9205 (domestic) or (201) 689-8054 (international), conference ID #316654.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,000 employees in 55 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com
[Tables Follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended December 31,
	Quarter		Year-to-Date
(in thousands, except per share information)	2008	2007	2008	2007
Revenue	$156,914	$194,719	$766,645	$850,617
Expenses:
Cost of revenue	(114,885)	(120,820)	(525,047)	(531,230)
Selling and administrative[1]	(44,211)	(67,708)	(208,374)	(242,118)
Depreciation	(7,495)	(7,217)	(28,491)	(27,205)
Amortization	(1,368)	(434)	(4,606)	(1,638)
Restructuring, integration and asset impairment charges[2]	(10,804)	(4,847)	(39,329)	(17,001)

	(178,763)	(201,026)	(805,847)	(819,192)

Operating (loss) income	(21,849)	(6,307)	(39,202)	31,425
Gain on sale of equity investment	—	9,210	—	9,210
Interest expense	(853)	(1,390)	(6,019)	(5,433)
Other income (expense), net	2,445	865	5,561	1,127

(Loss) income from continuing operations before income taxes	(20,257)	2,378	(39,660)	36,329
Income tax benefit (expense)[3]	4,762	(2,016)	10,774	(9,002)

(Loss) income from continuing operations	(15,495)	362	(28,886)	27,327
Income (loss) from discontinued operations[4]	498	(438)	5,719	(223)

Net (loss) income	$(14,997)	$(76)	$(23,167)	$27,104

(Loss) earnings per share from continuing operations:
Basic	$(0.56)	$0.01	$(1.05)	$0.97
Diluted	$(0.56)	$0.01	$(1.05)	$0.90
Earnings (loss) per share from discontinued operations:
Basic	$0.02	$(0.01)	$0.21	$(0.01)
Diluted	$0.02	$(0.01)	$0.21	$(0.01)
Total (loss) earnings per share:
Basic	$(0.54)	$0.00	$(0.84)	$0.96
Diluted	$(0.54)	$0.00	$(0.84)	$0.89
Weighted-average shares outstanding:
Basic	27,659	27,166	27,477	28,161
Diluted[5]	27,659	28,050	27,677	33,041

Dividends per share	$0.055	$0.055	$0.22	$0.22

[1]	2007 includes the impact of non-cash stock compensation expenses related to the Company’s LTEIP of $8.9 and $11.2 million for the quarter and year-to-date, respectively.

[2]	2008 includes charges of approximately $2.1 million for the quarter and $14.1 million year-to-date related primarily to the integration of the acquisitions of Alliance (November 2007), GCom (February 2008), RSG (April 2008) and Capital (July 2008). Also included in 2008 are charges of approximately $8.1 million for the quarter and approximately $24.6 million year-to-date related to workforce reductions and facility closures. 2007 fourth quarter includes $3.0 million for asset impairment charges and $0.8 million for facility consolidation. 2007 year-to-date includes $1.5 million for the integration of the January 2007 acquisition of St. Ives Financial, $9.2 million for the consolidation of leased space and manufacturing facilities, and $3.1 million for staff and facility reductions.

[3]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlements of audits of its 2001-2004 federal income tax returns.

[4]	Year-to-date 2008, includes tax benefits of approximately $5.8 million related to previously unrecognized tax benefits associated with discontinued outsourcing and globalization businesses.

[5]	Includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares for the year ended December 31, 2007. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the Convertible Debt. These shares are not included in the diluted share count for the other periods since the effect would be anti-dilutive.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
	2008	2007
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$11,524	$64,941
Marketable securities	193	38,805
Accounts receivable, net	116,773	134,489
Inventories	27,973	28,789
Prepaid expenses and other current assets	45,990	43,198

Total current assets	202,453	310,222

Property, plant and equipment, net	130,149	121,848
Goodwill and other intangibles, net	92,195	45,451
Other assets	56,223	31,896

Total assets	$481,020	$509,417

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital lease obligations[1]	$842	$75,923
Accounts payable and accrued liabilities	109,042	125,350

Total current liabilities	109,884	201,273

Long-term debt and capital lease obligations	89,006	1,835
Deferred employee compensation[2]	75,868	36,808
Deferred rent and other	20,062	19,022
Stockholders’ equity	186,200	250,479

Total liabilities and stockholders’ equity	$481,020	$509,417

[1]	As a result of the redemption/repurchase features of the Company’s $75.0 million Convertible Subordinated Debentures in October 2008, $75.0 million of this debt is classified as current debt as of December 31, 2007. As of December 31, 2008, the Debentures are classified as long-term debt.

[2]	The increase in deferred employee compensation at December 31, 2008 compared to the prior year is due to an increase in the net pension plan liability of $39.5 million. The increase in the net pension plan liability is due to lower plan asset values at December 31, 2008 due to the significant declines in the global equity markets during the year.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Years Ended December 31,
(in thousands)	2008	2007
Cash flows from operating activities:
Net (loss) income	$(23,167)	$27,104
Net (income) loss from discontinued operations	(5,719)	223
Depreciation and amortization	33,097	28,843
Asset impairment charges	631	6,588
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	3,173	36,206
Net cash used in operating activities of discontinued operations	(1,275)	(4,075)

Net cash provided by operating activities	6,740	94,889

Cash flows from investing activities:
Purchases of property, plant and equipment	(22,119)	(20,756)
Purchases of marketable securities	(5,141)	(57,400)
Proceeds from the sale of marketable securities	40,600	61,200
Proceeds from the sale of fixed assets	1,345	222
Proceeds from the sale of subsidiaries, net	1,049	—
Acquisitions of businesses, net of cash acquired	(79,495)	(25,791)
Proceeds from the sale of equity investment	519	10,817
Net cash provided by investing activities of discontinued operations	—	1,484

Net cash used in investing activities	(63,242)	(30,224)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility, net of financing costs	138,000	1,000
Redemption of convertible subordinated debentures	(66,680)	—
Payment of borrowings under revolving credit facility and capital lease obligations	(59,485)	(1,948)
Proceeds from stock options exercised	766	11,714
Payment of dividends	(5,894)	(6,083)
Purchase of treasury stock	—	(51,749)
Tax benefits from stock based compensation	221	846

Net cash provided by (used in) financing activities	6,928	(46,220)

Effect of exchange rates on cash flows and cash equivalents	(3,843)	3,510

Net (decrease) increase in cash and cash equivalents	$(53,417)	$21,955
Cash and Cash Equivalents—beginning of period	64,941	42,986

Cash and cash equivalents—end of period	$11,524	$64,941

(NYSE: BNE)
Segment Information
(unaudited)
During the first quarter of 2008, the Company was realigned to operate as a unified company and no longer operates as two separate business units. As such, the Company now has one reportable segment, which is consistent with how the Company is structured and managed. The results of operations for the quarters and years ended December 31, 2008 and 2007 reflect this current presentation.
Management uses segment profit to evaluate Company performance. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industry. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan.

	For The Periods Ended December 31,
	Quarter		Year-to-Date
(in thousands)	2008	2007	2008	2007
Capital markets services revenue:
Transactional	$41,292	$86,841	$189,737	$304,431
Virtual data room	3,454	2,748	13,714	9,185

Total capital markets services revenue	44,746	89,589	203,451	313,616
Shareholder reporting services revenue:
Compliance reporting	25,035	26,810	171,092	186,005
Investment management	32,723	25,590	173,605	161,369
Translation services	3,373	3,646	16,932	14,554

Total shareholder reporting services revenue	61,131	56,046	361,629	361,928
Marketing & communications services revenue	42,108	36,730	166,704	130,843
Commercial printing and other revenue	8,929	12,354	34,861	44,230

Total revenue	156,914	194,719	766,645	850,617
Cost of revenue	(114,885)	(120,820)	(525,047)	(531,230)

Gross profit	42,029	73,899	241,598	319,387
Selling and administrative expenses	(44,211)	(67,708)	(208,374)	(242,118)

Segment (loss) profit	$(2,182)	$6,191	$33,224	$77,269

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges; gains on sales of equity investments; tax benefits associated with tax refunds; curtailment gains; and non-cash stock compensation-LTEIP expense. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended December 31,
	Quarter		Year-to-Date
(in thousands, except per share information)	2008	2007	2008	2007
Net (loss) income from continuing operations	$(15,495)	$362	$(28,886)	$27,327
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	5,408	2,995	23,235	10,476
Gain on sale of equity investment[2]	—	(5,664)	—	(5,664)

Tax benefit associated with tax refunds received and related reduction of tax liability[3]	—	—	—	(6,328)
Benefit plan curtailment gain[4]	(1,074)	(1,049)	(1,074)	(1,049)
Non-cash stock compensation-LTEIP expense[5]	—	5,467	656	6,911

(Loss) income from continuing operations, pro forma	$(11,161)	$2,111	$(6,069)	$31,673

(Loss) earnings per share from continuing operations:
Basic	$(0.56)	$0.01	$(1.05)	$0.97
Diluted	$(0.56)	$0.01	$(1.05)	$0.90
(Loss) earnings per share from continuing operations—pro forma:
Basic	$(0.40)	$0.08	$(0.22)	$1.12
Diluted	$(0.40)	$0.08	$(0.22)	$1.03
Weighted-average shares outstanding:
Basic	27,659	27,166	27,477	28,161
Diluted[6]	27,659	28,050	27,677	33,041

[1]	2008 includes pre-tax charges of $10.8 million for the quarter and $39.3 million year-to-date, respectively. 2007 includes pre-tax charges of $4.8 million for the quarter and $17.0 million year-to date, respectively.

[2]	In 2007, reflects the $9.2 million gain from the sale of the Company’s share of an equity investment

[3]	In 2007, the Company recorded a tax benefit of $6.3 million for the year-to-date period related to the settlements of audits of our 2001-2004 federal income tax returns.

[4]	Reflects a $1.8 million gain in the 2008 fourth quarter related to the curtailment of the defined benefit pension plan. Reflects a $1.7 million gain in the 2007 fourth quarter related to the curtailment of a Canadian post-retirement benefit plan.

[5]	In 2007, the Company achieved the maximum performance targets under the Long-term Equity Incentive Program (LTEIP) which resulted in additional non-cash stock compensation expense. LTEIP expenses for the 2007 fourth quarter and year-to-date were $8.9 million and $11.2 million, respectively. In 2008, the Company recognized $1.1 million in LTEIP expense, all during the first quarter. This expense represented the remaining vesting of the award that was earned during 2007.

[6]	The weighted-average diluted shares outstanding used to calculate the pro forma EPS for the year-to-date period ended December 31, 2007 includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. Net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The diluted share count for the quarter and year-to-date periods ended December 31, 2008 and the quarter ended December 31, 2007 do not include the potential dilution from the Convertible Subordinated Debt shares since the effect would be anti-dilutive.
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